Exhibit 99.1

Corautus Genetics Reports Second Quarter Results

Conference Call to Begin at 11:00 a.m. Eastern Time Today

          ATLANTA, Aug. 11 /PRNewswire-FirstCall/ -- Corautus Genetics Inc. (Nasdaq: VEGF), a clinical stage biopharmaceutical company dedicated to the development of new and innovative gene transfer technology products for the treatment of cardiovascular (severe angina) and peripheral vascular disease, today reported an update of its therapeutic development program and financial results for the three and six months ended June 30, 2005.

          GENASIS Clinical Trial Highlights
          Corautus’ GENASIS (GENetic Angiogenic Stimulation Investigational Study) clinical trial is the largest cardiovascular study of its kind and is evaluating the safety and efficacy of Vascular Endothelial Growth Factor 2 (“VEGF-2”) for the treatment of severe angina associated with cardiovascular disease.  There are currently 31 active clinical sites enrolling patients in this double-blinded, placebo-controlled, dose ranging study.  Through August 10, 2005, 120 patients have been enrolled in the study nationwide. Recently, Corautus launched a marketing campaign in several markets where there are active clinical sites, with the goal of raising patient awareness of the GENASIS trial.  Corautus anticipates completing the trial enrollment of 404 patients in the first quarter of 2006.

          On August 4, 2005, Corautus announced that the independent Data Monitoring Committee recommended, as the result of its second scheduled interim safety analysis of the first 115 patients, continuation of the GENASIS trial.

          Financial Highlights
          Corautus Genetics improved its cash, cash equivalents and short-term investment position to $31,898,000 as of June 30, 2005, compared with $24,487,000 as of December 31, 2004.  The increase was the result of company’s fundraising transactions executed during the quarter offset by amounts spent in operations.  Based on the shareholder approval obtained earlier today, an additional $8 million of cash will be received by Corautus from the closing of the common stock sale to Boston Scientific Corporation (NYSE: BSX) that was previously announced but was contingent on the aforementioned shareholder vote.  Corautus expects that its existing capital resources will be sufficient to fund its current and planned operations through the first quarter of 2007.

          Revenues were $21,000 in the second quarter of 2005 and 2004, reflecting the amortization of a payment received for the sublicense of certain patents to Boston Scientific concurrent with its investment in Corautus in July 2003.

          Operating expenses for the 2005 second quarter were $5,475,000, compared with $2,246,000 in the prior-year quarter.  The majority of this increase reflects research and development (R&D) costs of $4,462,000 in the second quarter of 2005, more than triple R&D expense of $1,380,000 in the second quarter of 2004.  The increase in R&D expense was primarily related to the company’s ongoing GENASIS clinical trial and for costs incurred in the manufacturing of the VEGF-2 therapeutic for both a Phase III trial and commercialization.

          General and administrative expenses for the second quarter of 2005 rose to $1,013,000 from $866,000 in the second quarter of 2004, primarily due to higher professional and consulting fees incurred related to preparation for compliance with internal controls reporting under Section 404 of the Sarbanes Oxley Act of 2002 and costs associated with finalization of the manufacturing agreement.

          The company reported a net loss for the second quarter of 2005 of $5,476,000, or $0.37 per share, compared with a net loss of $2,257,000, or $0.18 per share, in the comparable quarter of 2004.

          The net loss for the six months ended June 30, 2005 was $9,756,000, or $0.66 per share, compared with a net loss of $4,849,000, or $0.40 per share, for the comparable period of 2004.

          Revenues were $42,000 in the first half of 2005 and of 2004, reflecting the amortization of a payment received from Boston Scientific Corporation in July 2003, for the sublicense of certain patents.  Operating expenses for the first six months of 2005 increased to $9,748,000 from $4,806,000 for the first six months of 2004, primarily due to higher R&D expenses related to the GENASIS trial and product manufacturing costs for Phase III and commercial material, partially offset by a slight decline in general and administrative expenses.

          Management Discussion
          Richard E. Otto, President and Chief Executive Officer of Corautus, said, “I am pleased to report that the second quarter of 2005 was marked by success in every area of the company.  We achieved a number of important milestones that are essential for fulfilling our strategic goals.”

          “We raised $23.0 million through private equity financings with Boston Scientific and separately a number of private investors and from the receipt of convertible debt proceeds from Boston Scientific.  With the closing of the Boston Scientific equity financing transaction for which shareholder approval was obtained today, Boston Scientific will be our largest shareholder with a 17% equity ownership of Corautus, and will have directly invested $33 million in Corautus over the past two years.  This fundraising considerably strengthened our financial position and underscores Boston Scientific’s commitment to our company and to our collaborative project to commercialize our gene transfer technology to treat patients with severe angina.”

          “Another critical milestone accomplished during the quarter was finalization of a long-term manufacturing agreement with Boehringer Ingelheim to produce our VEGF-2 plasmid DNA.  Under this multi-year contract, Boehringer Ingelheim is committed to producing VEGF-2 plasmid DNA for our Phase III registration trials and, pending FDA product approval, for future commercial use.  The contract also calls for manufacturing quantities necessary to expand our therapeutic portfolio of clinical initiatives for the treatment of cardiac and peripheral vascular disease.”

          “On August 4, 2005, we announced the positive result of the review by the independent Data Monitoring Committee of the safety data on the first 115 patients treated in the GENASIS trial along with their recommendation that the trial continue as planned.”

          “On August 10, 2005, we announced entering into agreements with Caritas St. Elizabeth’s Medical Center (“CSEMC”) of Boston that could lead to clinical trials by Corautus to test the safety and efficacy of VEGF-2 for the treatment of diabetic neuropathy.  Under the agreements, Corautus will provide VEGF-2 to CSEMC to use in a Phase I trial now underway at CSEMC and funded by a grant from the National Institutes of Health.  If the Phase I trial proves promising, Corautus has the exclusive right to move forward with additional later-stage trials using VEGF-2 for the treatment of diabetic neuropathy and will receive the benefit of the data and research that arises out of the Phase I trial conducted by CSEMC.”

          “Finally, we are pleased to announce that Corautus is sponsoring two symposia covering aspects of cardiac angiogenesis during the 17th annual Transcatheter Cardiovascular Therapeutics Scientific Symposium being held from October 16-21, 2005 in Washington, DC.”

          “Our focus for the balance of 2005 remains on our commitment to advance our GENASIS Phase IIb trial and to continue developing the strategy to commercialize our VEGF-2 for the treatment of patients with severe angina and other indications,” concluded Mr. Otto.

          Conference Call
          Corautus will hold a conference call to discuss second quarter results and the progress of its therapeutic development program today beginning at 11:00 a.m. Eastern Time.  Domestic callers may participate in the live conference call by dialing (866) 770-7146, and international callers may participate by dialing (617) 213-8068.  To access the live webcast, please log onto the company’s website at www.corautus.com and go to the Investor Relations section.

          Telephone and webcast replays of the call will be available approximately two hours after the completion of the call.  Domestic callers can access the replay by dialing (888) 286-8010, and international callers should dial (617) 801-6888; the PIN access number is 53844835.

          About Corautus Genetics
          Corautus Genetics is a clinical-stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular (severe angina) and peripheral vascular disease.  Corautus is currently developing and testing a gene transfer product using the VEGF-2 gene to promote therapeutic angiogenesis in ischemic muscle.  In July 2003 Corautus entered into a strategic alliance with Boston Scientific Corporation (NYSE: BSX) to develop, commercialize and distribute the VEGF-2 gene therapy products.  For more information, please visit www.corautus.com.

          Forward-Looking Statements
          This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our ongoing clinical trial, including its cost, projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, benefits from manufacturing agreements, research, development and commercialization of our product candidates, sufficient and timely enrollment of suitable patients in our clinical trial, whether early-stage clinical trial results are any indication of results in subsequent clinical trials, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products, approval of our product candidates, meeting additional capital requirements, and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Annual Report on Form 10-K for 2004 filed on March 22, 2005, which are incorporated by reference into this press release.  All forward-looking statements included in this press release are based on information available to Corautus on the date hereof, and Corautus assumes no obligation to update such forward-looking statements.

Corautus Genetics Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$11,047,846	$371,882
Short-term investments	20,850,000	24,115,000
Restricted cash	680,901	—
Accounts receivable and other current assets	176,947	715,336
Total current assets	32,755,694	25,202,218
Property and equipment, net	108,460	92,832
Restricted cash	—	680,901
Other assets	36,342	38,705
Total Assets	$32,900,496	$26,014,656
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,979,315	$1,756,027
Deferred revenue, current portion	83,333	83,333
Lease settlement obligation, current portion	1,190,323	736,378
Total current liabilities	4,252,971	2,575,738
Notes and interest payable	15,643,261	10,329,477
Lease settlement obligation, net of current portion	—	1,078,910
Other	3,808	—
Deferred revenue, net of current portion	756,944	798,611
Total liabilities	20,656,984	14,782,736
Total stockholders’ equity	12,243,512	11,231,920
Total Liabilities and Stockholders’ Equity	$32,900,496	$26,014,656

Corautus Genetics Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Revenues	$20,833	$20,833	$41,667	$41,667
Operating Expenses:
Research and development	4,461,611	1,380,057	7,801,129	2,792,661
General and administrative	1,013,339	865,777	1,947,148	2,013,727
Total costs and expenses	5,474,950	2,245,834	9,748,277	4,806,388
Loss from operations	(5,454,117)	(2,225,001)	(9,706,610)	(4,764,721)
Other income, net	10,885	3,283	15,693	4,254
Interest expense	(166,662)	(70,424)	(340,031)	(154,365)
Interest income	133,543	35,419	274,732	65,447
Net Loss	$(5,476,351)	$(2,256,723)	$(9,756,216)	$(4,849,385)
Basic and diluted loss per share	$(0.37)	$(0.18)	$(0.66)	$(0.40)
Number of weighted-average shares used in the computation of basic and diluted loss per share	14,969,167	12,525,386	14,822,575	12,166,232

CONTACT:  Michael K. Steele of Corautus Genetics Inc., +1-404-526-6212, msteele@corautus.com; or Kim Golodetz, +1-212-838-3777, kgolodetz@lhai.com, or Bruce Voss, +1-310-691-7100, bvoss@lhai.com, both of Lippert/Heilshorn & Associates, for Corautus Genetics Inc./
Web site:  http://www.corautus.com/